Exhibit 99.1

Lifeway® Foods Reports Estimated Net Sales of $39.1 Million for Q3-to-Date Through August, Showcasing Category Leadership and Unprecedented Growth

Momentum Continues with 20% Year-Over-Year Growth in First Two Months of Third Quarter

Morton Grove, IL — September 2, 2025 — Lifeway Foods, Inc. (Nasdaq: LWAY) (“Lifeway” or “the Company”), the undisputed leader in kefir in the U.S., today announced estimated unaudited net sales of $39.1 million for the first two months of third quarter through August 31, 2025. This represents a 20% increase compared to the same period last year, fueled by extraordinary consumer demand for the Company’s flagship Lifeway Kefir and its rapidly expanding high-protein Lifeway Farmer Cheese line.

This early announcement underscores Lifeway’s accelerating momentum in Q3, with just the first two months delivering record-setting revenue performance. Lifeway continues to define and dominate the kefir category, while driving broader awareness and adoption of functional foods that support gut health and overall wellness.

“Consumers are increasingly choosing Lifeway as their go-to probiotic powerhouse,” said Julie Smolyansky, CEO of Lifeway Foods. “Our third-quarter-to-date results reflect not only our continued category dominance, but also the powerful impact of our innovation, marketing, and execution strategies. We’re thrilled to share this strong trajectory early, and we look forward to closing the quarter with the same strength we’ve demonstrated year-to-date.”

With category-leading velocity, expanded distribution, and growing cultural relevance, Lifeway is on pace to deliver another exceptional quarter of growth, further cementing its role as the leader shaping the future of probiotic nutrition.

About Lifeway Foods, Inc.
Lifeway Foods, Inc., which has been recognized as one of Forbes' Best Small Companies, is America's leading supplier of the probiotic, fermented beverage known as kefir. In addition to its line of drinkable kefir, the Company also produces a variety of cheeses and a ProBugs line for kids. Lifeway's tart and tangy fermented dairy products are now sold across the United States, Mexico, Ireland, South Africa, United Arab Emirates, and France. Learn how Lifeway is good for more than just you at lifewayfoods.com.

Forward-Looking Statements

This press release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 regarding, among other things, unaudited estimated net sales. These statements use words, and variations of words, such as “anticipate,” “plan,” “project,” “estimate,” “potential,” “forecast,” “will,” “continue,” “future,” “increase,” “believe,” “outlook,” “expect,” and “predict.” You are cautioned not to rely on these forward-looking statements. These forward-looking statements are made as of the date of this press release, are based on current expectations of future events and thus are inherently subject to a number of risks and uncertainties, many of which involve factors or circumstances beyond Lifeway’s control. If underlying assumptions prove inaccurate or known or unknown risks or uncertainties materialize, actual results could vary materially from Lifeway's expectations and projections. These risks, uncertainties, and other factors include: price competition; the decisions of customers or consumers; the actions of competitors; changes in the pricing of commodities; the effects of government regulation; possible delays in the introduction of new products; customer acceptance of products and services; and uncertainty regarding proposals or other actions taken by shareholders related to the unsolicited proposal made by Danone North America PBC (“Danone”) to acquire all of the shares of Lifeway stock that Danone does not already own. A further list and description of these risks, uncertainties, and other factors can be found in Lifeway's Annual Report on Form 10-K for the fiscal year ended December 31, 2024 and the Lifeway’s Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2025 and June 30, 2025. Copies of these filings are available online at https://www.sec.gov, http://lifewaykefir.com/investor-relations/, or on request from Lifeway. Lifeway expressly disclaims any obligation to update any forward-looking statements (including, without limitation, to reflect changed assumptions, the occurrence of anticipated or unanticipated events or new information), except as required by law.

Derek Miller
Vice President of Communications, Lifeway Foods
Email: derekm@lifeway.net

Perceptual Advisors
Dan Tarman
Email: dtarman@perceptualadvisors.com

General inquiries:
Lifeway Foods, Inc.
Phone: 847-967-1010
Email: info@lifeway.net